2017 Financial Results

U.S. Premium Beef’s (USPB) financial results improved in fiscal year 2017 as compared to the prior fiscal year. For fiscal year 2017, which ended December 30, 2017, USPB recorded net income of $57.5 million compared to net income of $46.4 million for the prior year, an improvement of approximately $11.1 million. The improvement in income was the direct result of how well National Beef performed in 2017. The combined effects of increased margins per head and an increase in the number of cattle processed drove National Beef’s profitability to a record high level of $405.1 million, a substantial increase over the $326.9 million of net income recognized in 2016.

In addition to net income discussed above, USPB also had taxable income of $55.6 million for the year. The 2017 K-1’s were either mailed or emailed the week of Feb 19. Approximately 50% of USPB members have now elected to receive their K-1’s by email. If you have not signed up for receiving your K-1 by email, please consider doing so.

Record earnings in fiscal year 2017 enabled USPB to make distributions to its members in January and February 2018. In

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Young Producers Council Meets in Kansas City

In January, Class Two of U.S. Premium Beef’s Young Producers Council (YPC) met in Kansas City. In its second year, this program is designed to identify young men and women that have recently assumed management positions in operations affiliated with USPB. These young producers met to obtain a better understanding of USPB’s company history, operations and procedures.

Class Two was comprised of 21 individuals who attended sessions in Dodge City last November and Kansas City in January. Activities included discussion with management of USPB, National Beef and the Kansas City Steak Company.

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Year End Grid Performance Summary

Fiscal year 2017 marked the twentieth year of marketing cattle on the USPB value-based grid. Carcass performance and premiums earned remain high, which is a testament to the grid itself and to the producers who raise, feed and deliver those cattle through USPB.

For all USPB cattle delivered to National Beef’s plants, overall premium was the fifth highest in company history at $49.12 per head more than if they were marketed on the average cash, live market. This was an improvement of over four dollars from the previous year.

Table 1 on page 2 lists the carcass grid performance and Table 2 on page 3 lists the premium breakdown for the last four years. Quality grade remained high during the year. The percentage of carcasses grading Choice and Prime was the second highest, down slightly from the record set the previous year. This marks the third consecutive year above 80%.

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Annual Meeting in Dodge
City on March 22, 2018

There is still time to register for U.S. Premium Beef’s fiscal year 2017 annual meeting, which will be held in Dodge City, KS at the United Wireless Arena and Convention Center on March 22, 2018. At 3:00 p.m., National Beef will review their fiscal year 2017 results, which will be followed by the USPB Business meeting. At 5:30 p.m., USPB will host a reception and then dinner.

There are two positions on USPB’s Board of Directors up for election. Rex McCloy, Morse, TX and Jeff Sternberger, In-galls, KS currently hold these positions. Both have indicated they intend to run for re-election.

Colin Woodall, Senior Vice President, Government Affairs for the National Cattlemen’s Beef Association (NCBA) will be our featured speaker. Woodall serves as NCBA’s chief lobbyist on Capitol Hill and leads the Washington D.C. office in developing strategies to ensure that the cattle industry’s voice is being heard by policymakers. Woodall is one of the nation’s premier experts on agricultural policy.

Please contact our office no later than noon on Monday, March 19, 2018 to RSVP for the meeting.t

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Year End Grid Performance Summary…	continued from page 1

Apparent total feedyard gain and apparent average daily gain were both down slightly from record levels set during the previous year. Although USPB does not collect actual close-outs from feedyards, calculations can be made from the in weight and days on feed that is submitted on the showlist form for most lots. On average, USPB cattle gained a total of 559 pounds from their in weight to their live pay weight at delivery and averaged 3.55 pounds of gain per day in the feedyard. However, heavyweight percentage and outweight discounts were both down significantly from a year ago.

Yield, or dressing percentage, of USPB cattle decreased from the previous year. However, plant average yields decreased to a greater degree which resulted in a larger yield benefit per head than the previous year.

Average yield grade of USPB carcasses was lower, or leaner, in 2017. Yield grade is an indicator of body composition with lower values for generally leaner and/or heavier muscled carcasses. It is impressive to see lower yield grades together with such high quality grading.

Looking at the USPB individual animal instrument grading database, backfat thickness increased slightly from the previous year and was the highest, or fattest, in the last twelve years. However, ribeye in relation to carcass weight, or “muscling” was the largest, or best, that it has ever been in the sixteen years the company has been tracking this data. On average, carcasses had enough added muscling to compensate for the high level of backfat and still have a lower average yield grade than the previous three years. Plant averages also became leaner, resulting in a yield grade discount that was similar to the previous year.

Natural premiums were the second smallest since its inception in 2006. This was due primarily to the discontinuation of the Naturewell program in 2016 and a smaller number of NatureSource cattle that were marketed on the USPB Nature-Source grid during fiscal year 2017.

Within the U.S. beef industry, quality grading was record-high during company history according to reports by the USDA for fed cattle graded in U.S. packing plants. USPB held an advantage of over eight percentage points more Choice and Prime than the entire industry, which was a little higher than average superiority over the industry.

Other quality grades of USPB carcasses also remained high. The percentages of Prime, CertifiedAngus Beef ® (CAB) and Black Canyon Premium Reserve® (BCPR) branded beef programs were all within the top five for the company’s history. Industry averages for Prime were also record high.

The branded beef program percentages were both supported by a record-high percentage of black hided cattle delivered to USPB. Likewise, certification rates, or the percentage of those black cattle that met all of the other brand specifications, were also high. In total, over 57% of all black hided cattle qualified for a branded beef premium on the USPB grid.

The Choice/Select spread was the third highest during company history. This was an unexpected combination to have high quality grade and a wide spread. This was the second straight year of record high quality grading in the industry and a higher Choice/Select spread. As a result, quality grade premium per head was the largest on record and, once again, the largest component of the overall premium.

Live weight and carcass weight were both down from the past two years. However, feedyard placement weights (in weight) were the second heaviest during company history.

Table 1. USPB BENCHMARK PERFORMANCE TABLE–KS Plants
	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017	Fiscal 2018 YTD (Jan. 1 - Feb. 24)
	All	All	All	All	All	Top 25%
In Weight	739	756	765	758	769	750
Days Fed	154	159	158	158	157	162
Live Weight	1293	1321	1336	1317	1344	1317
Carcass Weight	827	849	859	845	863	857
Yield, %	64.00	64.24	64.31	64.13	64.25	65.05
Prime, %	2.99	4.18	4.40	4.37	4.63	5.64
Choice & Prime, %	75.92	82.83	87.34	86.17	86.49	87.65
CAB, %	26.35	25.97	27.75	26.40	30.38	30.29
BCPR, %	18.76	18.49	16.99	18.13	17.74	16.81
Ungraded, %	0.87	0.91	0.84	0.79	0.27	0.30
Hard Bone, %	0.38	0.57	0.64	0.51	0.23	0.17
Yield Grade 1, %	5.87	8.90	9.87	10.57	9.90	12.12
Yield Grade 2, %	30.84	34.75	35.40	37.41	35.32	36.63
Yield Grade 3, %	45.47	41.35	40.44	39.73	40.72	38.71
Yield Grade 4, %	16.11	13.38	12.81	11.16	12.74	11.44
Yield Grade 5, %	1.71	1.59	1.48	1.12	1.32	1.10
Avg. Yield Grade	2.77	2.64	2.61	2.55	2.61	2.54
Lightweight, %	0.33	0.29	0.21	0.27	0.16	0.11
Heavyweight, %	1.32	2.91	3.09	1.92	2.47	1.25
Overall Premium	$49.25	$49.42	$44.94	$49.12	$43.32	$78.04
CH/SE Sprd. $/cwt	$8.60	$7.45	$10.57	$11.51	$8.77	$8.77
Heifer lots, %	55.86	48.80	50.26	50.92	52.68	NA
Black-hided %	77.43	75.83	75.35	77.63	76.70	74.38

Table 2 shows the total natural premiums divided across all USPB cattle. This explains why the natural premium values are small, even though the premiums are high for groups that qualified for the natural program.

Total premiums paid for all USPB cattle was $38.5 million during fiscal year 2017. This was the fourth highest total premium on record for the company and $0.2 million more than the previous year.

In total, U.S. Premium producers have delivered nearly 13.8 million head to National Beef’s Kansas plants, and received more than $468 million in premiums, during its twenty year history. These high quality cattle provide a solid base supply of carcasses that can be marketed under branded beef labels and add value to the product marketed by National Beef. t

Table 2. Premium Breakdown—KS Plants

$/Head	Fiscal	Fiscal	Fiscal	Fiscal
	2014	2015	2016	2017
Quality Grade	$26.83	$26.49	$31.02	$32.46
Yield Benefit	$26.81	$24.11	$18.18	$20.69
Yield Grade	-$5.86	-$1.53	-$1.04	-$1.33
Outweights	-$2.20	-$4.46	-$5.27	-$3.85
Subtotal Premium	$45.58	$44.61	$42.89	$47.97
Natural	$3.67	$4.81	$2.05	$1.15
Overall Premium	$49.25	$49.42	$44.94	$49.12
Top 75% Premium	$62.33	$63.85	$57.85	$62.25
Top 50% Premium	$73.43	$77.03	$68.31	$74.32
Top 25% Premium	$89.18	$97.51	$83.31	$91.99

Young Producers Council Meets...		continued from page 1

All participants toured the National Beef Leathers plant in St. Joseph, MO.

The talent, skills and leadership displayed by the YPC confirms the future of the beef industry is in very good hands. Please let us know of sons, daughters and young associates in your operation who should be considered for inclusion in future YPC sessions.t

Qualified Seedstock Suppliers
Spring Sale Dates

The following USPB Qualified Seedstock Suppliers will conduct sales during March through May. See USPB’s web page for links that detail sale times and locations.t

Marshall & Fenner		March 16
Molitor Angus Ranch		March 17
Briarwood Farms		March 18
Rishel & TD Angus		March 19
Oleen Brothers		March 26
Larson Angus		March 28
Gardiner Angus Ranch		April 7 & May 14
Heartland Simmental and Angus		April 28

2017 Financial Results…	continued from page 1

total, USPB distributed $53.1 million, or $70.46 per combined Class A and Class B unit, to our members in those two distributions.

For fiscal year 2017, USPB producers delivered 783,662 head of cattle through USPB to National Beef, a decrease of 68,937 head when compared to the prior fiscal year. For the year, average gross premiums for all of the cattle delivered was $49.12 per head, with the top 25% and 50% receiving premiums of $91.99 and $74.32, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results.t

Cattlemen’s Day at KSU

USPB participated in the 105th annual Cattlemen’s Day at Kansas State University on Friday, March 2. Over 800 people attended this event held in Weber Hall & Arena. Many beef specific events and research related projects were detailed, including a presentation by Gregg Doud, recently appointed Chief Agricultural Negotiator in the Office of the United States Trade Representative. Many USPB deliverers were among the attendees. This year, as in many years past, all attendees enjoyed a brisket lunch which was compliments of USPB. The brisket was shipped from National Beef, prepared by Cox Brothers BBQ in Manhattan, and served by USPB employees Brian Bertelsen and Tracy Thomas. Former employee Bill Miller also helped serve.t

Did You Know

üUSPB Qualified Custom Feedlot member Sam Hands of Triangle H in Garden City, KS was recently named “Stockman of the Year” at the 48th annual Stockmen’s Dinner hosted by the Board of Directors of the Livestock and Meat Industry Council and the Department of Animal Sciences and Industry at Kansas State University.

üIf you have delivery rights you do not plan to use in 2018 and would like USPB to help you get them leased to other producers, please call our office.

üUSPB members and associates send a variety of information to USPB during the year (Form B, Form C, leasing documents, etc.). It is our preference to receive these forms by email, rather than fax if possible. If you have email capabilities, please email your information to us at uspb@uspb.com.t